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Exhibit 10.8

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 11th day of May, 2001, by and among VSx CORPORATION, a Georgia corporation ("VSx"), JAMES A. ECKSTEIN, a Georgia resident ("Shareholder"), and COMPUCREDIT CORPORATION, a Georgia corporation ("Purchaser").

BACKGROUND:

        A.    Among other things, CompuCredit is in the business (the "Business") of marketing and selling consumer credit card products and services to selected consumers in the "underserved," "subprime" and "secured" credit sectors, as those terms are generally known and understood in the credit industry.

        B.    Among other things, VSx is in the business of designing and developing computer software and database programs and providing related data processing services for companies engaged in the Business.

        C.    Shareholder owns all of the issued and outstanding shares of capital stock of VSx.

        D.    Pursuant to the terms and conditions contained herein, VSx desires to sell to Purchaser, and Purchaser desires to purchase from VSx, substantially all of the assets owned and used by VSx in connection with the operation of its business.

        NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

        1.1    Transfer of Assets.    Upon the terms and subject to the conditions set forth in this Agreement, at the "Closing" (as defined in Section 2.1), VSx shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from VSx, all of the "Assets" (as hereinafter defined), free and clear of any and all liens (including, without limitation, liens for "Taxes," as defined in Section 3.17), charges, security interests, mortgages, pledges, claims, rights of third parties and other encumbrances of any kind or nature (collectively "Encumbrances"). For purposes of this Agreement, the "Assets" shall mean all of the assets, properties and rights of VSx other than the "Excluded Assets" (as defined in Section 1.2). The Assets are identified on Schedule 1.1.

        1.2    Excluded Assets.    Only the following assets of VSx as of the Closing Date are being retained by VSx and not transferred to Purchaser pursuant to this Agreement:

          (a)  VSx's minute books, stock transfer ledger and similar corporate records;

          (b)  VSx's rights under this Agreement and other documents to be executed in connection herewith;

          (c)  all tax credits and tax refunds with respect to the business of VSx for all periods up to the Closing;

          (d)  all insurance policies of VSx;

          (e)  all of VSx's rights under any of the "Plans" (as defined in Section 3.19); and

          (f)    any item listed on Schedule 1.2.

        1.3    No Assumed Liabilities.    It is understood and agreed that Purchaser shall not, as a result of this Agreement or the transactions contemplated hereby, assume or become liable for the payment of any liabilities or obligations of VSx (whether known or unknown, now existing or hereafter arising, of whatever nature or character, and whether absolute or contingent, liquidated or disputed). Following the Closing, VSx shall remain liable for and shall timely pay, perform and discharge all of the liabilities and obligations of VSx in accordance with their respective terms.

        1.4    Purchase Price.    As payment for the Assets, Purchaser shall deliver to VSx the following aggregate consideration at the Closing:

          (a)  Payment to VSx of $1,000,000 in cash by wire transfer of immediately available funds to such bank and account as is designated by VSx (the "Cash Payment"); and

          (b)  A secured promissory note payable to VSx on or before January 30, 2002, in the amount of $1,400,000.00 in the form attached hereto as Exhibit A (the "Note"), which Note shall bear simple interest at the rate of six percent (6%) per annum.

        1.5  Allocation. Purchaser, VSx and Shareholder each hereby agree that the Purchase Price shall be allocated among the Assets as set forth on Exhibit B, attached hereto (the "Allocation Schedule") and that such allocation is in accordance with the methodology of valuing the Assets required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Purchaser, VSx and Shareholder agree to file IRS Form 8594 and all tax returns in accordance with the Allocation Schedule.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

        2.1    Closing Date.    Contemporaneously with the execution of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall occur at the offices of Purchaser's counsel, Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308, or such other place as is designated by Purchaser. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing shall be deemed effective as of 11:59 p.m. on the Closing Date.

        2.2    Deliveries of VSx and Shareholder.    At the Closing, VSx and Shareholder shall deliver to Purchaser each of the following, in form and substance reasonably satisfactory to Purchaser:

          (a)  A Bill of Sale and Assignment, in form and substance reasonably satisfactory to Purchaser, executed by VSx, and such other assignments, consents, and other instruments of transfer and conveyance (including, without limitation, copyright assignments), in each case as are necessary or appropriate to transfer and assign the Assets to Purchaser in accordance with this Agreement.

          (b)  A Quit-Claim Bill of Sale and Assignment, in form and substance reasonably satisfactory to Purchaser, executed by Shareholder, assigning all of Shareholder's right, title and interest in and to the Assets to Purchaser.

          (c)  A Quit-Claim Bill of Sale and Assignment, in form and substance reasonably satisfactory to Purchaser, executed by Visionary Systems, Inc., a Georgia corporation ("VSI"), assigning all of VSI's right, title and interest in and to the Assets to Purchaser.

          (d)  Certificate of existence for VSx issued by the Secretary of State of the State of Georgia as of a recent date prior to the Closing Date.

          (e)  Certificates of appropriate officials in the various jurisdictions in which VSx does business as to its qualification and good standing as a foreign corporation.

          (f)    Resolutions of the board of directors of VSx and the Shareholder, certified by the Secretary of VSx, authorizing the execution, delivery and performance of this Agreement by VSx, in form and substance reasonably satisfactory to Purchaser.

          (g)  All computer code and related documentation, specifications, design diagrams, notes and comments, manuals, instructions, operations materials, and any procedural code such as job control language, all in a form that is readable by humans, which is included in or related to any of the Assets.

  (h)
  An agreement, substantially in the form attached hereto as Exhibit C (the "Ongoing Support Agreement") executed by VSI and Shareholder.

          (i)    Any other information, documents or certificates reasonably requested by Purchaser.

        2.3    Deliveries of Purchaser.    At the Closing, Purchaser shall deliver to or on behalf of VSx each of the following, in form and substance reasonably satisfactory to VSx and Shareholder:

          (a)  The Cash Payment.

          (b)  The Note.

          (c)  A security agreement in the form attached hereto as Exhibit D, granting a first priority security interest in the Assets to VSx.

          (d)  The Ongoing Support Agreement executed by Purchaser.

          (e)  Any other information, documents or certificates reasonably requested by VSx and Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF VSx AND SHAREHOLDER

        VSx and Shareholder hereby jointly and severally represent and warrant, as of the Closing Date, to Purchaser as follows:

        3.1    Power and Authority.    Each of VSx and Shareholder has the full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of VSx and Shareholder, and no other corporate or other proceedings on the part of VSx or Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by VSx or Shareholder.

        3.2    Binding Effect.    This Agreement and any other agreements or documents and instruments delivered or to be delivered to Purchaser pursuant to this Agreement have been duly executed and delivered by each of VSx and Shareholder and constitute its legal, valid and binding obligation, enforceable against VSx or Shareholder, as the case may be, in accordance with their terms.

        3.3    No Violation; Consents.    Neither the execution and delivery of this Agreement by VSx or Shareholder, nor the performance by either of them of its obligations hereunder, will:

          (a)  violate or conflict with any provision of the Articles of Incorporation or Bylaws of VSx;

          (b)  breach or otherwise constitute or give rise to a default under any contract, commitment or other obligation to or by which Shareholder or VSx is a party or is bound;

          (c)  violate any statute, ordinance, law, rule, regulation, judgment, order or decree of any court or other governmental, regulatory or taxing authority to which Shareholder or VSx is subject; or

          (d)  except as set forth on Schedule 3.3, require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity, court or governmental, regulatory or taxing authority, whether oral or written.

        3.4    Capitalization.    The authorized capital stock of VSx consists solely of fifty thousand (50,000) shares of no par value common stock, of which fifty thousand (50,000) shares are issued and outstanding. All of such issued and outstanding shares are owned solely by Shareholder, were duly authorized and validly issued, and are fully paid and non-assessable.

        3.5    Corporate Structure.    VSx is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. VSx has the necessary corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases. VSx is qualified to transact business as a foreign corporation in the jurisdictions listed on Schedule 3.5, and VSx is not required to be qualified to transact business in any other jurisdiction.

        3.6    Liabilities.    VSx does not have any commitment, debt, liability or obligation of any kind (whether known or unknown, absolute or contingent, liquidated or disputed, or due or to become due, including, without limitation, liability for "Taxes" (as defined in Section 3.17)), except for (i) those liabilities identified on Schedule 3.6, and (ii) liabilities for employment related costs incurred in the ordinary course of its business since May 1, 2001. VSx does not have any obligations (absolute or contingent) to provide funds on behalf of, or to guarantee or assume any debt, liability or obligation of, any person or entity.

        3.7    Accounts Receivable.    All accounts receivable, fees receivable and notes receivable owned by or due to VSx, and the respective amounts thereof as of the date of this Agreement, are identified on Schedule 3.7 and represent obligations of Purchaser for sales made, services performed or other charges arising on or before the Closing Date.

        3.8    The Assets.    The Assets listed on Schedule 1.1 represent all of the assets, properties and rights owned by VSx and used in connection with its business, other than the Excluded Assets. VSx owns, and after the Closing Purchaser shall own, all rights, title and interest in and to the Assets, free and clear of all Encumbrances. All of the personal property, equipment and other tangible property included in the Assets are in good operating condition and repair (ordinary wear and tear excepted).

        3.9    Real Property.    VSx has not at any time owned or leased any real property, and the Assets do not include any right or interest in real property.

        3.10    Intellectual Property.    The Assets include, and Schedule 1.1 contains, a correct and complete list of, all copyrights, trademarks, service marks, logos, trade names, patents, processes, inventions, computer programs, software, firmware and related documentation, trade secrets, confidential business information, goodwill and other intellectual property (including, to the extent applicable, registrations, applications, and renewals for registrations of each of the foregoing) which are owned and used by VSx in connection with its business (collectively the "Intellectual Property"), including, without limitation, the computer software program referred to as the "Brain," the functionality of which is described on Schedule 3.10. VSx owns, and after the Closing Purchaser shall own, all rights, title and interest in and to the Intellectual Property free and clear of all Encumbrances, and none of the Intellectual Property has been copied in whole or in part from any work of any other party. VSx has not violated or infringed any patent, copyright, trademark, service mark or other intellectual property or other proprietary rights of any other person or entity, and there are no claims pending or, to the knowledge of VSx or Shareholder, threatened against VSx or Shareholder asserting that the use or ownership of any of the Intellectual Property by VSx or any other party infringes the rights of any other person or entity. VSx has not made or asserted any claim of violation or infringement of any of the Intellectual Property against any other person or entity, and neither VSx nor Shareholder is aware of any such violation or infringement. VSx has not granted any outstanding licenses or other rights in or to any of the Intellectual Property to any person or entity other than Purchaser.

        3.11    Contracts and Commitments.    Except as identified on Schedule 3.11, VSx is not a party to or bound by any written or oral contracts, agreements, leases, guaranties or commitments.

        3.12    Ordinary Course of Business.    VSx has operated its business in the ordinary course consistent with past practices since December 31, 1999.

        3.13    Litigation.    Except as set forth on Schedule 3.13, there is no litigation, action, suit, arbitration, mediation, hearing or governmental or administrative proceeding or investigation pending or, to VSx's or Shareholder's knowledge, threatened by or against VSx or Shareholder or that otherwise relates to or may affect any of the Assets or the business of VSx, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. No judgment, award, order or decree has been rendered against VSx which is still outstanding.

        3.14    Compliance with Laws.    VSx and Shareholder have complied with all statutes, laws, rules, regulations, orders, decrees and ordinances applicable to VSx or the operation of its business (collectively, the "Laws"), except to the extent any such non-compliance would not, individually or in the aggregate, have a material adverse effect on the Assets or its business. Neither VSx nor Shareholder has received any written notice alleging any violations of Laws.

        3.15    Permits and Licenses.    VSx holds all required permits, licenses, approvals and authorizations from all governmental or regulatory authorities which are necessary to conduct its business in a manner consistent with its past practices, or which are otherwise material to VSx or to the operation of its business. VSx is in compliance with the terms of such permits, licenses, approvals and authorizations and there are no pending or, to the knowledge of VSx or Shareholder, threatened terminations, expirations or revocations thereof.

        3.16    Insurance.    All material terms, obligations and provisions of all policies of insurance and bonds or cash deposits in lieu of bonds presently maintained by, or providing coverage for VSx or the Assets have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received by VSx or Shareholder. No claims are pending under any of such policies or bonds, and to VSx's or Shareholder's knowledge, no state of facts exists with respect to which VSx would file any insurance claim in the ordinary course of business consistent with past practices. Such policies and bonds provide adequate coverage to insure the Assets against such risks and in such amounts as are prudent and customary.

        3.17    Taxes.    VSx and Shareholder have duly and timely filed all "Tax" (as hereinafter defined) reports and returns required to be filed by or with respect to VSx, and all of such reports and returns are true, correct and complete in all respects. VSx or Shareholder, as the case may be, has paid on a timely basis all applicable Taxes with respect to VSx for any period of time prior to the Closing, except for Taxes accrued but not yet due and payable. VSx or Shareholder, as the case may be, has withheld and paid over all Taxes required to have been withheld and paid over by or with respect to VSx, and complied with all information reporting and backup withholding requirements of or with respect to VSx, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. VSx has never been a party or subject to any Tax audit, investigation, levy, assessment, collection or pending action, proceeding or claim, and no notice of the possible institution of any Tax audit, investigation, levy, assessment or collection action, proceeding or claim against VSx has been received by VSx or Shareholder. No extension of a statute of limitations relating to Taxes is in effect with respect to VSx. VSx (and any predecessor of VSx) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence. For purposes of this Agreement, "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever owed by or assessable against VSx (or Shareholder, to the extent arising out of the income, assets or operations of VSx), including any interest, penalty, or addition thereto, whether disputed or not.

        3.18    Employees.    Schedule 3.18 contains a true and complete list of the names, titles, and salaries (including bonuses) of each full-time and part-time employee, consultant and advisor of VSx. Except as set forth on Schedule 3.18, none of such employees have written employment agreements with VSx. Except as otherwise required by applicable federal and state law, all VSx employees may be terminated by VSx and may terminate their own employment with VSx at any time for any reason or no reason without further obligation or consequence (other than obligations related to non-competition or non-disclosure of information).

        3.19    Employee Benefits.    Schedule 3.19 lists all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, dental, retiree medical or life insurance, retirement, severance or other benefit plans, programs or arrangements, whether written or oral, to which it is a party or which are maintained, contributed to or sponsored by VSx for the benefit of any of its current or former employees, officers or directors (collectively, the "Plans"). VSx has complied in all material respects with its obligations with respect to each such Plan, and each of the Plans has been maintained in material compliance with all applicable laws and regulations. All salaries and bonuses, deferred compensation and any other payments pursuant to any Plan that are due and payable as of the date hereof have been paid in full by VSx.

        3.20    Labor Matters.    VSx is not a party to any collective bargaining or other agreement of any kind with any union or labor organization. There are no unfair labor practice charges pending or, to the knowledge of VSx or Shareholder, threatened against VSx, and there are no charges, complaints, claims or proceedings pending or, to the knowledge of VSx or Shareholder, threatened against VSx with respect to any alleged violation of any legal duty (including, but not limited to, any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) as to VSx's employees or as to any person seeking employment therefrom, and to the knowledge of VSx or Shareholder, no basis for any such charges, complaints or claims exists.

        3.21    Insolvency Proceedings.    No insolvency proceedings of any kind or nature, including, without limitation, bankruptcy, receivership, reorganization, or other arrangements with creditors, whether voluntary or involuntary, with respect to VSx are pending or threatened.

        3.22    Year 2000.

          (a)  All of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are included in the Assets will not malfunction, will not cease to function, will not generate incorrect date, and will not produce incorrect results when processing, providing and/or receiving (i) date-related data in connection with any valid date in the twentieth and twenty-first centuries and (ii) date-related data into and between the twentieth and twenty-first centuries; and neither VSx nor Purchaser shall be subject to any claims or liabilities arising from their failure to do so; and

          (b)  All of the products and services sold, licensed, rendered, or otherwise provided in connection with the business of VSx will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and neither VSx nor Purchaser shall be subject to any claims or liabilities arising from their failure to do so.

        3.23    Securities Matters.    Each of Shareholder and VSx (i) understands that the Note has not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws; (ii) acknowledges that VSx is acquiring the Note solely for its own account and not with a view to the distribution or resale thereof, except the possible distribution of the Note to Shareholder pursuant to liquidation or otherwise; (iii) is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Note; and (v) is an "Accredited Investor" (as defined in Regulation D of the Securities Act).

        3.24    Representations and Warranties.    No representation or warranty made by VSx or Shareholder in this Agreement contains or will contain any untrue statement of a material fact as of the Closing Date, and such representations and warranties do not or will not omit any material fact necessary in order to make any statement contained therein not misleading as of the Closing Date.

        3.25    Disclosure.    VSx has furnished or made available to Purchaser a true, correct and complete copy of each document referred to in this Article 3, including the Schedules hereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants, as of the Closing Date, to VSx and Shareholder as follows:

        4.1    Organization and Good Standing.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

        4.2    Power and Authority.    Purchaser has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser.

        4.3    Binding Effect.    This Agreement and any other agreements or documents and instruments delivered or to be delivered to VSx pursuant to this Agreement have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms.

        4.4    No Violation; Consents.    Neither the execution and delivery of this Agreement by Purchaser nor the performance by it of its obligations hereunder will:

          (a)  violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser;

          (b)  breach or otherwise constitute or give rise to a default under any contract, commitment or other obligation to or by which Purchaser is a party or is bound, except to the extent any such breach or default would not have a material adverse effect on Purchaser;

          (c)  violate any statute, ordinance, law, rule, regulation, judgment, order or decree of any court or other governmental, regulatory or taxing authority to which Purchaser is subject; or

          (d)  require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any person, entity, court or governmental, regulatory or taxing authority, except any such consent, approval or authorization as has been obtained.

        4.5    Litigation.    There is no litigation, action, suit, arbitration, mediation, hearing, governmental investigation or similar proceeding pending or, to Purchaser's knowledge, threatened by or against Purchaser, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

        4.6    Insolvency Proceedings.    No insolvency proceedings of any kind or nature, including, without limitation, bankruptcy, receivership, reorganization, or other arrangements with creditors, whether voluntary or involuntary, with respect to Purchaser are pending or threatened.

        4.7    Representations and Warranties.    No representation or warranty made by Purchaser in this Agreement contains or will contain any untrue statement of a material fact as of the Closing Date, and such representations and warranties do not or will not omit any material fact necessary in order to make any statement contained therein not misleading as of the Closing Date.

ARTICLE 5
OTHER AGREEMENTS OF THE PARTIES

        5.1    Bulk Transfers.    Purchaser and VSx hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) to the extent applicable to the transactions contemplated by this Agreement.

        5.2    Reasonable Efforts.    Upon the terms and subject to the conditions of this Agreement, each party hereto shall use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        5.3    Brokers; Expenses.    Each party hereto hereby represents and warrants to the other that it has not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement. Purchaser shall pay only its own fees and expenses (including the fees and expenses of its attorneys, accountants, and other professionals) incurred in connection with this Agreement and all transactions contemplated hereby. The fees and expenses of Shareholder and VSx (including the costs and expenses of their respective attorneys, accountants, and other professionals) incurred in connection with this Agreement and the transaction contemplated hereby will not be a liability of, and will not be paid by, Purchaser.

        5.4    Publicity.    Neither party shall issue any press release, written public statement or announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other party in each instance, except to the extent such disclosure is required by law (in which case the disclosing party shall use all reasonable efforts to give the other party prior notice thereof).

        5.5    Transfer Taxes.    VSx or Shareholder shall pay, or make adequate provision for the payment of, in a timely manner, all transfer, sales or other similar taxes resulting from or payable in connection with the sale of Assets pursuant to this Agreement, regardless of the person on whom such taxes are imposed by legal requirements.

        5.6    Corporate, Trade or Brand Names.    Each of VSx and Shareholder agree that after the Closing Date it shall no longer use any corporate, trade or brand name similar to the "Brain" without the prior written consent of Purchaser in each instance. VSx and Shareholder will take any action reasonably requested by Purchaser to terminate any fictitious name filing or other indication of VSx's or Shareholder's right to use any such name.

        5.7    Restrictive Covenants.

          (a)  Each of VSx and Shareholder covenants and agrees that, within the United States for a period of nine hundred twelve (912) days following the Closing Date, except with Purchaser's prior written permission:

            (i)    No "VSx Affiliate" (as hereinafter defined) shall, directly or indirectly, develop or assist any person or entity (other than Purchaser) in the development of any computer software that performs substantially the same functionality as the Brain (as described on Schedule 3.10 attached hereto) for use in the Business; and

            (ii)  No VSx Affiliate shall solicit any employee, consultant, contractor or other personnel of Purchaser who was employed by VSx at any time on or prior to the Closing Date to terminate such person's affiliation with Purchaser.

          (b)  The term "VSx Affiliate," as used herein, shall refer to any of (i) VSx and its officers and directors (acting in either their corporate or individual capacity), (ii) VSI, (iii) Shareholder, and (iv) any person or entity that, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, VSx or Shareholder. The terms "Controls," "Control" or "Controlled" as used herein, mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

        5.8    Non-Disclosure Covenant.

          (a)  For purposes of this Agreement, (i) "Confidential Information" shall mean proprietary business information or data, other than "Trade Secrets" (as defined below), which relates to the business of VSx, would be of tangible or intangible value to Purchaser and is not generally known by or available to third parties; and (ii) "Trade Secrets" shall mean the "trade secrets" (as defined under applicable law) which relate to the business of VSx.

          (b)  In recognition of Purchaser's need to protect its legitimate business interests in connection with the purchase of the Assets, each of VSx and Shareholder hereby covenants and agrees that it shall regard and treat each item of information or data constituting a Trade Secret or Confidential Information as strictly confidential and wholly owned by Purchaser and not use, distribute, disclose, reproduce or otherwise communicate any such item of information or data to any person or entity for any purpose, except to the extent provided in Section 5.8(c), below. The covenant contained in the preceding sentence shall apply: (i) with respect to Confidential Information, for a period of three (3) years after the Closing; and (ii) with respect to Trade Secrets, at all times such data or information constitutes a "trade secret" under applicable law.

          (c)  If either VSx or Shareholder becomes legally compelled to disclose any Confidential Information or Trade Secrets (whether by judicial or administrative order, applicable law, rule or regulation, or otherwise), it will use its reasonable efforts to provide Purchaser with prior written notice thereof so that Purchaser may seek a protective order or other appropriate remedy to prevent or limit such disclosure; provided, however, that VSx or Shareholder, as the case may be, will use its reasonable efforts to maintain the confidentiality of such Confidential Information and Trade Secrets. If such protective order or other remedy is not obtained prior to the time such disclosure is required, VSx or Shareholder, as the case may be, will only disclose that portion of such Confidential Information and Trade Secrets which it is legally required to disclose. VSx and Shareholder shall have no liability whatsoever to Purchaser or Purchaser's affiliates with respect to any legally required disclosure of Confidential Information or Trade Secrets made in accordance with this Section 5.8(c).

        5.9    Acknowledgments; Remedies.

          (a)  Each of VSx and Shareholder expressly understands and agrees that the covenants and agreements to be rendered and performed by it pursuant to Sections 5.7 and 5.8 (collectively, the "Protective Covenants") are special, unique, and of an extraordinary character, and that the breach of any of the Protective Covenants may cause irreparable damage to Purchaser, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each of VSx and Shareholder agrees that Purchaser shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any default, breach or threatened breach of any of the Protective Covenants by VSx or Shareholder. Such rights and remedies shall be cumulative, and none of them shall limit any other rights or remedies of Purchaser at law, in equity or under this Agreement.

          (b)  Each of VSx, Shareholder and Purchaser acknowledges and agrees that the Protective Covenants, as to time, scope and territory, constitute the most reasonable and equitable restrictions possible given Purchaser's need to protect its substantial investment in the Assets. In the event any Protective Covenant in this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal in such action.

ARTICLE 6
INDEMNIFICATION

        6.1    Indemnification by VSx and Shareholder.    Subject to Sections 6.4 and 6.5, VSx and Shareholder, jointly and severally, hereby agree to indemnify and to promptly defend and hold harmless Purchaser from and against any and all claims, costs, expenses (including, without limitation, attorneys' fees and court costs), judgments, actions, suits, proceedings, penalties, fines, damages, losses and liabilities of any kind or nature (collectively, "Losses") incurred by Purchaser resulting from or arising out of:

          (a)  any breach of any representation or warranty made by VSx or Shareholder in this Agreement or any certificate or instrument delivered pursuant hereto;

          (b)  any breach of any covenant or agreement of VSx or Shareholder contained in this Agreement or any certificate or instrument delivered pursuant hereto;

          (c)  any of the Excluded Liabilities; and

          (d)  any claim, obligation or liability (including liability for any Taxes) which is (i) incurred by VSx at any time or (ii) related to the operation of the business of VSx or the use or ownership of any of the Assets during any period of time prior to the Closing, regardless of whether such claim, obligation or liability is asserted on or before or after the Closing Date.

        6.2    Indemnification by Purchaser.    Subject to Section 6.4, Purchaser hereby agrees to indemnify and to promptly defend and hold harmless VSx and Shareholder from and against any and all Losses incurred by VSx or Shareholder resulting from or arising out of: (i) any breach of any representation or warranty made by Purchaser in this Agreement or any certificate or instrument delivered pursuant hereto; and (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or any certificate or instrument delivered pursuant hereto.

        6.3    Administration of Third Party Claims.

          (a)  Whenever any claim shall arise for indemnification under this Article 6, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party or parties required to indemnify the Indemnified Party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a person who is not a party to this Agreement (a "Third Party Claim"), such notice shall also specify, if known, the amount or a good faith estimate of the amount of the Losses arising therefrom. An Indemnified Party's failure to notify an Indemnifying Party shall not cause the Indemnified Party to lose its right to indemnification under this Article 6, except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend against any Third Party Claim that the Indemnifying Party has the right to defend against hereunder.

          (b)  The Indemnified Party shall not settle or compromise or voluntarily enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding except in accordance with this Section 6.3. With respect to any Third Party Claim, the Indemnifying Party shall undertake the defense thereof by representatives of its own choosing and shall control the settlement of any Third Party Claim; provided, however, that the Indemnifying Party may not, without the prior written consent of the Indemnified Party, enter into any settlement which would lead to or create any liability or financial or other obligation on the part of the Indemnified Party for which it is not entitled to indemnification hereunder, or could reasonably be construed as an admission of culpability on the part of the Indemnified Party or be expected to undermine the Indemnified Party's defense with respect to any future claims of a similar nature. The Indemnified Party will cooperate and make available to the Indemnifying Party such assistance and materials as Indemnifying Party may reasonably request, at the Indemnifying Party's expense. The Indemnified Party or any other party shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing at its own expense. Assuming the Indemnifying Party has received advance notice of a covered claim, and in the event that Indemnifying Party fails to begin defense of such claim with reasonable promptness following receipt of such notice (or at any time thereafter ceases to diligently defend such claim), the Indemnified Party will have the right, after giving ten (10) days' prior written notice to the Indemnifying Party of its intention to do so, and if during such 10-day period the Indemnifying Party does not settle such claim, to undertake the defense and control the compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnifying Party, at the expense and risk of the Indemnifying Party.

        6.4    Survival.    All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing. The representations and warranties of each of the parties hereto contained in Articles 3 and 4 of this Agreement shall survive the Closing only until the expiration of two (2) years after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.8, 3.10, 3.17, 3.23, 4.2 and 4.3 shall survive indefinitely. Any claim for indemnification under this Article 6 with respect to any representations and warranties contained herein must be asserted during the survival period applicable thereto, if any. In the event notice of any claim for indemnification is given in good faith within the applicable survival period, an Indemnifying Party's obligations with respect to such indemnification claim shall survive until such time as such claim is finally resolved.

        6.5    Limitation on Indemnities.    The combined liability of VSx and Shareholder to Purchaser for Losses under this Article 6 shall not exceed $2,400,000 in the aggregate, which amount shall include any amounts set off by Purchaser against the Note.

        6.6    Subrogation.    In the event an Indemnifying Party pays an Indemnified Party's Losses pursuant to this Article 6, such Indemnifying Party shall be subrogated to the rights the Indemnified Party has against any insurer or other third party with respect thereto (and, upon the reasonable request of the Indemnifying Party, the Indemnified Party shall take appropriate actions necessary to transfer and assign such rights to the Indemnifying Party).

ARTICLE 7
MISCELLANEOUS

        7.1    Notices.

          (a)  All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

If to VSx or Shareholder:	James A. Eckstein 550 Pharr Road, Suite 525 Atlanta, Georgia 30305
With a copy to:	Philip E. Tribble, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326
If to Purchaser:	CompuCredit Corporation 245 Perimeter Center Parkway, Suite 600 Atlanta, Georgia 30346 Attention: General Counsel
with a copy to:	Robert W. Grout, Esq. Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308

          (b)  Notices delivered pursuant to Section 7.1(a) shall be deemed given: (i) at the time delivered, if personally delivered; (ii) at the time received, if mailed; and (iii) one (1) business day after timely delivery to the courier, if by overnight courier service.

          (c)  Any party hereto may change the address to which notice is to be sent by written notice to the other parties in accordance with this Section 7.1.

        7.2    Entire Agreement.    This Agreement, including all Exhibits and Schedules hereto (all of which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto and specifically supersedes any other agreement or understanding among the parties related to the subject matter hereof.

        7.3    Waiver; Amendment.    No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any party unless confirmed in writing. No waiver by any party of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by all parties.

        7.4    Severability.    If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

        7.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of conflicts of laws.

        7.6    Assignment.    No party may assign this Agreement, in whole or in part, without the prior written consent of the other party or parties hereto, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. Notwithstanding the foregoing, Purchaser may assign this Agreement without the consent of the other parties hereto to an affiliate of Purchaser; provided, however, that in no event shall any such transfer or assignment relieve Purchaser from the obligation to pay the Purchase Price to VSx and Shareholder pursuant to this Agreement and the Note.

        7.7    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns.

        7.8    Headings.    The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

        7.9    Reference with Agreement.    Numbered or lettered articles, Sections, paragraphs, subsections, schedules and Exhibits herein contained refer to articles, Sections, paragraphs, subsections, schedules and Exhibits of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and all Exhibits and Schedules and all amendments to any of them unless the context shall clearly indicate or require otherwise.

        7.10    Interpretation.    This Agreement shall not be construed more strictly against either party hereto regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by both parties.

        7.11    Further Assurances.    Upon the reasonable request of the other party, each party agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

        7.12    Counterparts; Fax Signatures.    This Agreement and any agreement, document or instrument required or contemplated hereby may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement, document or instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of such agreement, document or instrument, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

        7.13    Definition of Knowledge.    Any reference in this Agreement to VSx's or Shareholder's "knowledge" (or other similar expressions relating to the knowledge or awareness of VSx or Shareholder) means all matters of which Shareholder or any of the directors or officers of VSx knew or should have known after a reasonable investigation.

[Signatures Begin on Next Page]

        IN WITNESS WHEREOF, the undersigned have set their hands and seals to this Agreement as of the date first set forth above.

"VSx"
VSx CORPORATION
By:	/s/ JAMES A. ECKSTEIN
Name:	James A. Eckstein
Title:	President and CEO
(SEAL)
"Shareholder"
/s/ JAMES A. ECKSTEIN (SEAL)

James A. Eckstein
"Purchaser"
COMPUCREDIT CORPORATION
By:	/s/ DAVID G. HANNA
Name:	David G. Hanna
Title:	Chairman and CEO
(SEAL)

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  Exhibit 10.8
ASSET PURCHASE AGREEMENT
ARTICLE 1 PURCHASE AND SALE OF ASSETS
ARTICLE 2 PURCHASE AND SALE OF ASSETS
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF VSx AND SHAREHOLDER
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE 5 OTHER AGREEMENTS OF THE PARTIES
ARTICLE 6 INDEMNIFICATION
ARTICLE 7 MISCELLANEOUS